Angela Collette

Attorney and Counselor at Law

Licensed in New York, Michigan and Kentucky

October 21, 2014

United States Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Re: Menono, Inc.

To Whom It May Concern:

I have been requested by Menono, Inc., a Florida corporation, to furnish you with my opinion as to the matters hereinafter set forth in connection with the above captioned registration statement (the “Registration Statement”) covering a maximum of 3,000,000 shares which will be offered by Menono, Inc..

In connection with this opinion, I have examined the Registration Statement, the Certificate of Incorporation and By-Laws of Menono, Inc., copies of the records of corporate proceedings of Menono, Inc.  and copies of such other agreements, instruments and documents as I have deemed necessary to enable me to render the opinion hereinafter expressed.

Based upon and subject to the foregoing, I am of the opinion that the shares being offered and registered are duly authorized under the laws of Florida and, when sold in the manner described in the Registration Statement, will be legally issued, fully paid and non-assessable.

No opinion is expressed herein as to any laws other than the laws of the State of Florida. This opinion opines upon Florida law including the statutory provisions, all applicable provisions of the statutes and reported judicial decisions interpreting those laws.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption “Legal Matters” in the prospectus included in the registration statement.

Very truly yours,

/s/ Angela Collette

Angela Collette

____________________________________________________________________

28325 Utica Road, Roseville, Michigan 48066

Tel. 321.507.7836

Atty4defense@aol.com